EXHIBIT 3.1

CERTIFICATE OF AMENDMENT TO
RESTATED CERTIFICATE OF INCORPORATION
OF
ADOBE SYSTEMS INCORPORATED

Adobe Systems Incorporated, a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), certifies that:
1.    The name of the Corporation is Adobe Systems Incorporated. The Corporation’s original Certificate of Incorporation was filed with the Secretary of State of the State of Delaware on May 9, 1997 under the name “Adobe Systems (Delaware) Incorporated.”
2.    The Corporation’s Restated Certificate of Incorporation, is hereby amended by deleting, in its entirety, Article I thereof and inserting in place thereof a new Article I which reads in full as follows:
“The name of this corporation is Adobe Inc.”
3.    This Certificate of Amendment to Restated Certificate of Incorporation (this “Certificate of Amendment”) has been duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware by the directors of the Corporation.
4.    This Certificate of Amendment is effective as of October 8, 2018 at 4:00 p.m. Eastern Daylight Time.
IN WITNESS WHEREOF, the undersigned officer of the Corporation has executed this Certificate of Amendment to the Corporation’s Restated Certificate of Incorporation on the 8 day of October, 2018.

ADOBE INC.

By:	/s/ DANA RAO
Name:	Dana Rao
Title:	EVP, General Counsel and Corporate Secretary